Exhibit 10.(d)
WM. WRIGLEY JR. COMPANY
SUPPLEMENTAL RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2008)
     1. Purpose. The purpose of the Wm. Wrigley Jr. Company Supplemental Retirement Plan (the “Supplemental Retirement Plan”) is to assist Wm. Wrigley Jr. Company (the “Company”) and its participating subsidiaries (the Company and each of its subsidiaries which adopt this Supplemental Retirement Plan being hereinafter called the “Employers”) in hiring and retaining the services of key employees by providing such employees with retirement income which would have been provided by the Wrigley Retirement Plan but for the legal limits on the amount of such income which can be provided by such plan. The Employers intend that this Supplemental Retirement Plan be an “excess benefit plan” within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and an unfunded plan maintained for a select group of management or highly-compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(l) of ERISA and section 2520.104- 23 of the Department of Labor Regulations. All capitalized terms used herein which are not defined herein shall have the respective meanings assigned to such terms by the Wrigley Retirement Plan.
     2. Participation. The Committee appointed under the Wrigley Retirement Plan shall designate the officers and other key employees of each Employer who shall be eligible to participate in this Supplemental Retirement Plan. Each such officer or key employee whose employment with an Employer is terminated for any reason, including death, on or after such officer or key employee has accrued a vested benefit under the Wrigley Retirement Plan shall be a participant in this Supplemental Retirement Plan and entitled to the supplemental retirement benefit set forth in Section 3 hereof.
     3. Supplemental Retirement Benefit.
     (a) Amount of Benefit. Each participant shall be entitled to receive a supplemental retirement benefit. The amount of such supplemental retirement benefit shall be the excess, if any, of (A) the annual amount of pension, commencing as of the first day of the month coinciding with or next following the participant’s Normal Retirement Age (the “Normal Retirement Date”), computed under Section 6.1 of the Wrigley Retirement Plan without regard to the limitations on benefits imposed by Section 8.1 of the Wrigley Retirement Plan, the limitation on compensation which may be taken into account under the Wrigley Retirement Plan imposed by section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), and any other similar limitation as may be determined by the Committee, less (B) the annual amount of pension, commencing at the participant’s Normal Retirement Date, computed under Section 6.1 of the Wrigley Retirement Plan and reduced to the extent required by Section 8.1 of the Wrigley Retirement Plan.
     (b) Time and Manner of Payment of Benefits Commencing Prior to January 1, 2008. The distribution of any supplemental retirement benefit that commenced prior to January 1, 2008 shall continue to be paid in accordance with the terms of the Supplemental Retirement Plan as in effect as of the date such distribution commenced.

     (c) Time and Manner of Payment of Grandfathered Benefits.
     (i) Except as provided in Section 3(b) above, if a participant had attained age 55 and completed at least five years of Service as of December 31, 2004 and therefore was vested in his or her supplemental retirement benefit as of such date, then the portion of such participant’s supplemental retirement benefit that had accrued as of December 31, 2004 (a “Grandfathered Benefit”) shall be paid at the same time and in the same form as his or her pension under the Wrigley Retirement Plan. If a participant’s pension under the Wrigley Retirement Plan is paid in a form other than a single-life annuity for the life of the participant, beginning on the participant’s Normal Retirement Date, his or her supplemental retirement benefit paid pursuant to this Section 3(c) shall be paid in the same form, and the amount payable to or in respect of the participant shall be actuarially adjusted to reflect such other form of pension benefit or pension starting date, or both, as the case may be, using the same actuarial factors used to make the comparable adjustments to the participant’s pension under the Wrigley Retirement Plan. If a participant elects a form of pension under the Wrigley Retirement Plan which provides for payment to the participant’s Beneficiary or Joint Annuitant after the participant’s death, payments remaining due under this Supplemental Retirement Plan after the participant’s death shall be paid to such Beneficiary or Joint Annuitant.
     (ii) If a participant dies prior to his or her Benefit Commencement Date, and such participant’s surviving spouse is entitled to payment of a pre-retirement survivor benefit under the Wrigley Retirement Plan, then such surviving spouse shall be entitled to receive a supplemental pre-retirement survivor benefit under this Supplemental Retirement Plan in an amount equal to the excess, if any, of (A) minus (B) where:
(A) equals the pre-retirement survivor benefit that would be payable to such surviving spouse under the Wrigley Retirement Plan with respect to the participant’s Grandfathered Benefit, if such benefit were determined (I) without regard to the limitations on benefits imposed by Section 8.1 of the Wrigley Retirement Plan, the limitation on compensation which may be taken into account under the Wrigley Retirement Plan imposed by section 401(a)(17) of the Code and any other similar limitation as may be determined by the Committee and (II) by treating the supplemental retirement benefit described in Section 3 (a) hereof as having accrued under the Wrigley Retirement Plan; and
(B) equals the pre-retirement survivor benefit actually payable to such surviving spouse under the Wrigley Retirement Plan with respect to the participant’s Grandfathered Benefit.
Any supplemental pre-retirement survivor benefit described in this clause (ii) shall be payable over the lifetime of the surviving spouse and shall commence at the same time as the preretirement survivor benefit payable to such surviving spouse commences under the terms of the Wrigley Retirement Plan.

     (d) Time and Manner of Payment of Non-Grandfathered Benefits.
     (i) Except as provided in Sections 3(b) and 3(c) above, and subject to the delay in the receipt of payments pursuant to clause (iii) below, a participant’s supplemental retirement benefit shall be determined and be deemed to commence as of the later to occur of (A) the date of the participant’s separation from service, within the meaning of section 409A of the Code, and (B) the date on which the participant attains age 55, and shall be paid in the form of any of the annuity options available under the Wrigley Retirement Plan, as elected by the participant prior to the commencement of such distribution.
     (ii) If a participant elects to receive an annuity other than a single life annuity for the life of the participant or if the participant’s supplemental retirement benefit commences earlier or later than the participant’s Normal Retirement Date, the participant’s supplemental retirement benefit shall be actuarially adjusted to reflect such other form of pension benefit or pension starting date, or both, as the case may be, using the same actuarial factors that would be used to make comparable adjustments to the participant’s pension benefit under the Wrigley Retirement Plan.
     (iii) Pursuant to section 409A of the Code, if payment of the supplemental retirement benefit would commence as of the participant’s separation from service pursuant to clause (i) above, then no payments with respect to such benefit shall be made prior to the month following the six-month anniversary of such separation from service, and during such month the participant shall receive an initial payment equal to seven times the amount of the monthly payment determined in accordance with clauses (i) and (ii) above, and thereafter the participant shall receive the regular monthly payments determined pursuant to clauses (i) and (ii) above. If the participant dies prior to the commencement of payments pursuant to this clause (iii), the amount that would have been paid to the participant prior to the date of death, without regard to the six-month delay in payment pursuant to this clause (iii), shall be paid to the participant’s Beneficiary.
     (iv) If a participant dies prior to the date on which his or her supplemental retirement benefit is required to begin pursuant to clause (i) above, and the participant is survived by his or her spouse, then such surviving spouse shall be entitled to receive a supplemental pre-retirement survivor benefit under this Supplemental Retirement Plan in an amount equal to the excess, if any, of (A) minus (B) where:
(A) equals the pre-retirement survivor benefit that would be payable to such surviving spouse under the Wrigley Retirement Plan with respect to the participant’s accrued benefit, other than his or her Grandfathered Benefit, if any, if such benefit were determined (I) without regard to the limitations on benefits imposed by Section 8.1 of the Wrigley Retirement Plan, the limitation on compensation which may be taken into account under the Wrigley Retirement Plan imposed by section 401(a)(17) of the Code and any other similar limitation as may be determined by the Committee and (II) by treating the supplemental retirement benefit described in Section 3 (a) hereof as having accrued under the Wrigley Retirement Plan; and

(B) equals the pre-retirement survivor benefit that actually would be payable to such surviving spouse under the Wrigley Retirement Plan with respect to the participant’s accrued benefit, other than his or her Grandfathered Benefit, if any.
Any supplemental pre-retirement survivor benefit described in this clause (iv) shall be payable over the lifetime of the surviving spouse and shall commence within 60 days after the date of the participant’s death.
     (e) Lump Sum Payment of Small Benefits. Notwithstanding any other provision of this Supplemental Retirement Plan, if at any time after a participant’s termination of employment or death the Actuarial Equivalent of the supplemental retirement benefit payable to such participant or the pre-retirement survivor benefit payable to such participant’s surviving spouse, when calculated as an immediate lump sum payment, would be equal to or less than the amount determined under section 41 l(a)(l 1) of the Code (which is $5,000 for the 2007 Plan Year), such benefit shall be paid in an immediate lump sum payment in lieu of the payments that would otherwise be made to the participant or surviving spouse pursuant to Sections 3(b), (c) or (d).
     4. Miscellaneous Provisions.
     (a) Incorporation of Wrigley Retirement Plan. Except to the extent otherwise provided herein, this Supplemental Retirement Plan shall be subject to all the terms and conditions of the Wrigley Retirement Plan as in effect from time to time, which hereby is incorporated herein by reference, provided, however, that no amendment to the Wrigley Retirement Plan made after the commencement of a participant’s supplemental retirement benefit shall reduce the amount payable hereunder to or in respect of such participant.
     (b) No Funding Required. The Company shall not be under any obligation to set aside any assets, in trust or otherwise, for the purpose of making payments hereunder. Any payments hereunder shall be made out of the general assets of the Employers, and any participant’s rights to benefits hereunder shall be solely those of a general creditor of the Employers. Nothing in this Supplemental Retirement Plan shall preclude any Employer from investing its funds in annuity contracts, insurance contracts or otherwise for the purpose of providing to such Employer funds to satisfy its obligations under this Plan to any or all participants. Any such investment shall be in the name of and remain part of the general assets of such Employer.
     (c) Administration by Committee. The Committee shall be charged with the administration of this Supplemental Retirement Plan, and except as otherwise provided herein, shall have the same powers and duties and shall be subject to the same limitations as provided in the Wrigley Retirement Plan.
     (d) No Right to Continue in Employment. Nothing in this Supplemental Retirement Plan or in any agreement entered into hereunder shall be interpreted as giving any employee or participant any right to remain in the employ of or be reemployed by any Employer.
     (e) Agreements. A participant’s Employer shall enter into an agreement with participant upon approval by the Committee of such participant’s termination of employment evidencing the

Company’s obligation to pay benefits pursuant to this Supplemental Retirement Plan. Such agreement shall contain such terms and provisions as the Committee shall determine which are not inconsistent with this Supplemental Retirement Plan.
     (f) Compliance with section 409A of the Code. This Supplemental Retirement Plan is intended to comply with the requirements of section 409A of the Code, and shall be interpreted and construed accordingly. The Committee shall have the discretion and authority to amend this Supplemental Retirement Plan at any time to satisfy any requirements under section 409A of the Code or guidance provided by the U.S. Treasury Department to the extent applicable hereto.
     5. Amendment and Termination. This Supplemental Retirement Plan may be amended or terminated at any time by action of the board of directors of the Company, provided, however, that no such amendment shall reduce or terminate an Employer’s obligations to pay supplemental retirement benefits hereunder to any participant whose benefits have commenced on or before the date of such amendment or termination. Notwithstanding the foregoing, any amendment to the Supplemental Retirement Plan that does not have a material effect on benefits to participants or on costs to the Company and either (a) is required or deemed advisable as the result of legislation or regulation or (b) concerns solely routine ministerial or administrative matters instead may be approved by the Committee, subject to final approval by the Chief Executive Officer of the Company.